EXHIBIT 5.1
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                        [Meritz & Muenz LLP. letterhead]
                                December 14, 2005


Board of Directors
Deep Field Technologies, Inc.
750 Highway 34
Matawan, NJ 07747


Gentlemen:

You have requested our opinion, as counsel for Deep Field Technologies, Inc., a New Jersey corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the registration of 4 million shares in the aggregate (the "Registered Shares") of Class A Common Stock (the "Offering"), no par value per share (the "Common Stock") consisting of 2 million of the Registered shares that have been or will be issued pursuant to the Deep Field Technologies, Inc. 2005 Directors' and Officers' Stock Incentive Plan and 2 million of the Registered shares that have been or will be issued pursuant to the Deep Field Technologies, Inc. 2005 Stock Incentive Plan.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the Registered Shares, when issued, delivered, and paid for, will be fully paid, validly issued and non-assessable pursuant to applicable New Jersey law and the regulations promulgated by the Securities and Exchange Commission under the Act, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Respectfully yours,

                                             Meritz & Muenz LLP.


                                             By: /s/ Lawrence A. Muenz
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                                                     Lawrence A. Muenz
                                                     Partner